UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

NEUTRAL TANDEM, INC.

(NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(TITLE OF CLASS OF SECURITIES)

64128B108

(CUSIP NUMBER OF CLASS OF SECURITIES)

G. EDWARD EVANS

CHIEF EXECUTIVE OFFICER

NEUTRAL TANDEM, INC.

550 WEST ADAMS STREET, 9TH FLOOR

CHICAGO, ILLINOIS 60661

TELEPHONE: (312) 384-8000

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE

NOTICES AND COMMUNICATIONS ON BEHALF OF THE FILING PERSON)

COPY TO:

GERALD T. NOWAK

THEODORE A. PETO

KIRKLAND & ELLIS LLP

300 NORTH LASALLE

CHICAGO, ILLINOIS 60654

(312) 862-2000

CALCULATION OF FILING FEE

TRANSACTION VALUATION(1)	AMOUNT OF FILING FEE(2)
$50,000,000	$5,805.00

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase for not more than $50,000,000 an aggregate of up to 3,225,806 common shares of Neutral Tandem, Inc. at a purchase price of not more than $18.00 and not less than $15.50 per share in cash.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $116.10 per $1,000,000 of the value of the transaction.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$562.36	Filing party:	Neutral Tandem, Inc.
Form or Registration No.:	333-140127	Date Filed:	January 22, 2007

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1

☒	issuer tender offer subject to Rule 13e-4

☐	going private transaction subject to Rule 13e-3

☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

i

Introduction

This Tender Offer Statement on Schedule TO relates to the offer by Neutral Tandem, Inc., a Delaware corporation (“Neutral Tandem” or the “Company”), to purchase for not more than $50,000,000 cash up to 3,225,806 shares of its common stock, par value $0.001 per share (the “Common Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $18.00 nor less than $15.50 per Common Share or (ii) purchase price tenders, in either case upon the terms and subject to the conditions described in the Offer to Purchase, dated May 12, 2011 (the “Offer to Purchase”), a copy of which is filed herewith as Exhibit (a)(1)(A), and in the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Tender Offer”), a copy of which is attached hereto as Exhibit (a)(1)(B). This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The information contained in the Offer to Purchase and the Letter of Transmittal is hereby incorporated by reference in response to all the items of this Schedule TO.

Item 1.	Summary Term Sheet.

The information under the heading “Summary Term Sheet,” included in the Offer to Purchase, is incorporated herein by reference.

Item 2.	Subject Company Information.

(a)  The name of the issuer is Neutral Tandem, Inc. The address and telephone number of the issuer’s principal executive offices are: 550 West Adams Street, Suite 900, Chicago, IL 60661, (312) 384-8000.

(b)  The subject securities are common stock, par value $0.001 per share, of Neutral Tandem, Inc. As of May 11, 2011, there were 34,441,297 Common Shares issued and outstanding.

(c)  The information about the trading market and price of the Common Shares is incorporated herein by reference from the Offer to Purchase under the heading “Section 8 — Price Range of Common Shares.”

Item 3.	Identity and Background of Filing Person.

(a)  The filing person to which this Schedule TO relates is Neutral Tandem. The address and telephone number of Neutral Tandem are set forth under Item 2(a) above. The names of the directors and executive officers of Neutral Tandem are as set forth in the Offer to Purchase under the heading “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares,” and such information is incorporated herein by reference. The business address and business telephone number of each director and executive officer of Neutral Tandem is c/o Neutral Tandem, Inc., 550 West Adams Street, Suite 900, Chicago, IL 60661, (312) 384-8000.

Item 4.	Terms of the Transaction.

(a)  The material terms of the transaction are incorporated herein by reference from the Offer to Purchase under the headings “Summary Term Sheet,” “Section 1 — Number of Common Shares; Purchase Price; Proration,” “Section 2 — Purpose of the Offer; Certain Effects of the Offer,” “Section 3 — Procedures for Tendering Common Shares,” “Section 4 — Withdrawal Rights,” “Section 5 — Purchase of Common Shares and Payment of Purchase Price,” “Section 6 — Conditional Tender of Common Shares,” “Section 7 — Conditions of the Offer,” “Section 9 — Source and Amount of Funds,” “Section 10 — Certain Information Concerning the Company,” “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares,” “Section 14 — Material U.S. Federal Income Tax Consequences,” and “Section 15 — Extension of the Offer; Termination; Amendment.” There will be no material differences in the rights of security holders as a result of this transaction.

(b)  The details regarding any purchases from an officer, director or affiliate of Neutral Tandem are incorporated herein by reference from the Offer to Purchase under the heading “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares.”

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e)  Information regarding agreements involving Neutral Tandem’s securities is incorporated herein by reference from the Offer to Purchase under the headings “Section 8 — Price Range of Common Shares” and “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares.”

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a)  Information regarding the purpose of the transaction is incorporated herein by reference from the Offer to Purchase under the headings “Summary Term Sheet” and “Section 2 — Purpose of the Offer; Certain Effects of the Offer.”

(b)  Information regarding the treatment of Common Shares acquired pursuant to the Tender Offer is incorporated herein by reference from the Offer to Purchase under the heading “Section 2 — Purpose of the Offer; Certain Effects of the Offer.”

(c)  Information about any plans or proposals is incorporated herein by reference from the Offer to Purchase under the headings “Section 2 — Purpose of the Offer; Certain Effects of the Offer;” “Section 8 — Price Range of Common Shares;” and “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares.”

Item 7.	Source and Amount of Funds or Other Consideration.

(a)  Information regarding the source of funds is incorporated herein by reference from the Offer to Purchase under the heading “Section 9 — Source and Amount of Funds.”

(b)  Financing will not be required in connection with the Tender Offer.

(d)  Neutral Tandem will fund any purchase of Common Shares, including related fees and expenses, from available cash.

Item 8.	Interest in Securities of the Subject Company.

(a)  The information under the heading “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares” in the Offer to Purchase is incorporated herein by reference.

(b)  The information under the heading “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares” in the Offer to Purchase is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

(a)  The information under the headings “Summary Term Sheet” and “Section 16 — Fees and Expenses” in the Offer to Purchase is incorporated herein by reference.

Item 10.	Financial Statements.

(a)-(b)    Not applicable. The consideration offered consists solely of cash. Neutral Tandem will fund any purchase of Common Shares, including the related fees and expenses, from available cash. Neutral Tandem is a public reporting company under Section 13(a) of the Exchange Act that files reports electronically on EDGAR.

Item 11.	Additional Information.

(a)(1)    The information under the heading “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares” in the Offer to Purchase is incorporated herein by reference. The Company will amend this Schedule TO to reflect material changes to information incorporated by reference in the Offer to Purchase to the extent required by Rule 13e-4(d)(2) and will amend the Schedule TO to include documents that the Company may file with the SEC after the date of this Offer to Purchase pursuant to Sections 13(a), 13(c) and 14 of the Exchange Act and prior to the expiration of the Tender Offer to the extent required by Rule 13e-4(d)(2) of the Exchange Act.

(a)(2)    The information under the heading “Section 13 — Certain Legal Matters; Regulatory Approvals” in the Offer to Purchase is incorporated herein by reference.

(a)(3)    The information under the heading “Section 13 — Certain Legal Matters; Regulatory Approvals” in the Offer to Purchase is incorporated herein by reference.

(a)(4)    The information under the heading “Section 2 — Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase is incorporated herein by reference.

(a)(5)    None. The information under the heading “Section 13 — Certain Legal Matters; Regulatory Approvals” in the Offer to Purchase is incorporated herein by reference.

(b)  The information set forth in the Offer to Purchase and the related Letter of Transmittal, as each may be amended or supplemented from time to time, is incorporated herein by reference.

Item 12.	Exhibits.

(a)(1)(A)	Offer to Purchase, dated May 12, 2011.

(a)(1)(B)	Letter of Transmittal.

(a)(1)(C)	Notice of Guaranteed Delivery.

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 12, 2011.

(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 12, 2011.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	Press release announcing the intention to conduct the Tender Offer, dated April 18, 2011 (filed as an exhibit to the Company’s Form TO-C filed with the SEC on April 19, 2011 and incorporated herein by reference).

(a)(5)(B)	Press release announcing the Company’s earnings for the three months ended March 31, 2011, dated May 10, 2011 (filed as an exhibit to the Company’s Form TO-C filed with the SEC on May 10, 2011 and incorporated herein by reference).

(a)(5)(C)	Quarterly Report on Form 10-Q for the three months ended March 31, 2011 (filed with the SEC on May 10, 2011 and incorporated herein by reference).

(a)(5)(D)	Press release announcing the commencement of the Tender Offer, dated May 12, 2011.

(b)	Not applicable.

(d)(1)	Voting Agreement, dated November 19, 2004, by and between Neutral Tandem, Inc., and DCM III, L.P., DCM III-A. L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, James P. Hynes, Ronald W. Gavillet, Christopher F. Swenson, John Barnicle, Robert M. Junkroski and Jeffrey C. Wells (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(2)	Second Amended and Restated Stockholders Agreement dated as of February 2, 2006, by and between Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II-A, L.P, Montagu Newhall Global Partners II, L.P, Montagu Newhall Global Partners II-B, L.P, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert Hawk, Edward M. Greenberg, Joseph Onstott, Elizabeth Ann Petty, Ronald W. Gavillet, Robert M. Junkroski, Joseph Tighe, John Barnicle, Doreen Kluber, C. Ann Brown, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, David Weisman, Robert C. Atkinson, Lawrence M. Ingeneri, Irrevocable Trust for Katherine Vance Hynes, Jon Clopton, Jack W. Swenson, Eric Carlson, Christopher F. Swenson, Alexander P. & Heather B. Doll Family Trust, Dave Redmon, Dixon & Sarah Doll Jr. Family Trust, Kathleen Starr, Andrew J. Doll, Michael E. Hawk, Jeffrey C. Wells, Jonathan B. Junkroski Trust, Sharon van Alstine, Jeffrey H. Hartzell, Julia K. Junkroski Trust, Stephanie G. Hawk, Janice Hewitt, Christopher G. Hawk, David Lopez, David Tatak, R. Casey Hawk, The Dixon and Carol Doll Family Trust, Ralph Valente, Charles and Janine Junkroski, as joint tenants, Irrevocable Trust for Alanna Marie Hynes, and Richard Anderson (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(3)	First Amendment to Second Amended and Restated Stockholders Agreement dated as of October 31, 2006, by and between Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II-A, L.P, Montagu Newhall Global Partners II, L.P, Montagu Newhall Global Partners II-B, L.P, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert Hawk, Edward M. Greenberg, David Weisman, Doreen Kluber, C. Ann Brown, Louise D’Amato, Bill Capraro, Joseph Onstott, Elizabeth Ann Petty, Ronald W. Gavillet, Robert M. Junkroski, Joseph Tighe, John Barnicle, Doreen Kluber, C. Ann Brown, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, David Weisman, Robert C. Atkinson, Lawrence M. Ingeneri, Irrevocable Trust for Katherine Vance Hynes, Gavillet Grantor Annuity Trust, Swenson Grantor Annuity Trust, Jon Clopton, Jack W. Swenson, Eric Carlson, Christopher F. Swenson, Alexander P. & Heather B. Doll Family Trust, Dave Redmon, Dixon & Sarah Doll Jr. Family Trust, Kathleen Starr, Andrew J. Doll, Michael E. Hawk, Jeffrey C. Wells, Jonathan B. Junkroski Trust, Sharon van Alstine, Jeffrey H. Hartzell, Julia K. Junkroski Trust, Stephanie G. Hawk, Janice Hewitt, Christopher G. Hawk, David Lopez, David Tatak, R. Casey Hawk, The Dixon and Carol Doll Family Trust, Ralph Valente, Charles and Janine Junkroski, as joint tenants, Irrevocable Trust for Alanna Marie Hynes, Richard Anderson, Everett Mark Virdin, Jorge Pizano, Thomas Carter,

John Leland and David Wojcik (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(4)	Second Amended and Restated Registration Rights Agreement, dated February 2, 2006, by and between Neutral Tandem, Inc., and DCM III, L.P., DCM III-A. L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II, L.P., Montagu Newhall Global Partners II-A, L.P., Montagu Newhall Global Partners II-B, L.P., Robert M. Junkroski, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert C. Hawk, Edward M. Greenberg, Karen L. Linsley, Paul Oakley, Paul W. Chisholm, Joseph Tighe, John Barnicle, Ronald W. Gavillet, Lawrence M. Ingeneri; Christopher Swenson, Jeffrey C. Wells, Jeffrey Hartzell, Janice Hewitt, David Lopez, The Dixon and Carol Doll Family Trust, Irrevocable Trust for Alanna Marie Hynes, Irrevocable Trust for Katherine Vance Hynes, Alexander P. & Heather
B. Doll Family Trust, Dixon & Sarah Doll Jr. Family Trust, Andrew J. Doll, Jonathan
B. Junkroski Trust, Julia K. Junkroski Trust, David Tatak, Ralph Valente, Richard Anderson, Jon Clopton, Eric Carlson, Dave Redmon and Kathleen Starr (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(5)	Option Agreement, dated November 26, 2003 by and between Neutral Tandem, Inc., DCM III, L.P., DCM III-A. L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, James P. Hynes, Robert C. Hawk, Ronald W. Gavillet, Christopher F. Swenson, John Barnicle, Robert M. Junkroski, Jeffrey C. Wells, Jeffrey H. Hartzell, Janice Hewitt, David Lopez and the Dixon and Carol Doll Family Trust (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(6)	Warrant, dated May 28, 2004 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(7)	Warrant, dated December 20, 2004 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(8)	Warrant, dated April 29, 2006 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(9)	Warrant dated December 20, 2004 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(10)	Supplement to Warrant dated January 18, 2006 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(11)	Supplement to Warrant dated January 18, 2006 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(12)	Stock Purchase Agreement dated as of November 26, 2003, by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003 Limited Partnership and Robert Hawk (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(13)	Stock Purchase Agreement dated as of November 19, 2004, by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, Three Shores Partners, LLC, Mesirow Capital Partners VIII, L.P., James P. Hynes, Robert Hawk, Robert C. Atkinson, David Weisman, Ed Greenberg, Elizabeth Ann Petty, Doreen Kluber, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, Lawrence M. Ingeneri, Joseph Tighe, Joseph Onstott, Robert M. Junkroski, Ronald W. Gavillet and John Barnicle (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(14)	First Amendment to Stock Purchase Agreement dated as of November 19, 2004 by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., Three Shores Partners, LLC, New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(15)	Second Amendment to Stock Purchase Agreement dated as of June 17, 2005 by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(16)	Stock Purchase Agreement, dated as of February 2, 2006, by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II, L.P., Montagu Newhall Global Partners II-A, L.P., Montagu Newhall Global Partners II-B, L.P., Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, Robert Hawk, Edward M. Greenberg, Paul W. Chisholm, Lawrence M. Ingeneri, Joseph Tighe and John Barnicle (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(17)	Restricted Stock Agreement, dated November 8, 2004, by and between Neutral Tandem, Inc. and David Lopez (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(18)	Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(19)	Amendment No. 1 to Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(20)	Amendment No. 2 to Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(21)	Amendment No. 3 to Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(22)	Amended and Restated Restricted Stock Agreement, dated November 26, 2003, by and between Neutral Tandem, Inc. and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(23)	Restricted Stock Agreement, dated October 28, 2003, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(24)	Amendment No. 1 to Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(25)	Restricted Stock Agreement, dated as of June 30, 2004, by and between Neutral Tandem, Inc. and Robert Hawk (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(26)	Restricted Stock Agreement dated as of November 8, 2004, by and between Neutral Tandem, Inc. and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(27)	Amended and Restated Restricted Stock Agreement dated as of December 14, 2004, by and between James P. Hynes and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(28)	Amendment No. 1 to Amended and Restated Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(29)	Restricted Stock Agreement dated as of November 8, 2004 by and between Robert M. Junkroski and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(30)	Amended and Restated Restricted Stock Agreement, dated December 14, 2004, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(31)	Amendment No. 1 to Amended and Restated Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(32)	Restricted Stock Agreement, dated November 10, 2003, by and between Neutral Tandem, Inc. and David Lopez (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(33)	Amendment No. 1 to Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and David Lopez (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(34)	Neutral Tandem, Inc. Amended and Restated 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference).

(d)(35)	Form of non-director and executive officer option award agreement under the 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and incorporated herein by reference).

(d)(36)	Form of restricted stock award agreement under the 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and incorporated herein by reference).

(d)(37)	Form of director and executive officer option award agreement under the 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference).

(d)(38)	Joinder Agreement dated March 13, 2008 between Neutral Tandem, Inc. and Rian J. Wren (filed as an exhibit to the Company’s Form 8-K filed on March 13, 2008 and incorporated herein by reference).

(d)(39)	Joinder Agreement dated March 13, 2008 between Neutral Tandem, Inc. and Surendra Saboo (filed as an exhibit to the Company’s Form 8-K filed on March 13, 2008 and incorporated herein by reference).

(d)(40)	Employment Agreement dated September 9, 2010, by and between Paolo Susnik and Tinet S.p.A. (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).*

(d)(41)	Employment Agreement dated October 1, 2010, by and between Robert M. Junkroski and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2010 and incorporated herein by reference).

(d)(42)

Employment Agreement dated October 1, 2010, by and between David Lopez and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended

September 30, 2010 and incorporated herein by reference).

(d)(43)

Employment Agreement dated October 1, 2010, by and between Richard L. Monto and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended

September 30, 2010 and incorporated herein by reference).

(d)(44)

Employment Agreement dated October 1, 2010, by and between Surendra Saboo and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended

September 30, 2010 and incorporated herein by reference).

(d)(45)	Agreement on Effect of Retirement on Unvested Equity Awards; Transition Services dated February 16, 2011, by and between Rian Wren and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).

(d)(46)	Employment Agreement dated April 1, 2011, by and between G. Edward Evans and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2011 and incorporated herein by reference).

(d)(47)	Employment Agreement dated April 13, 2011, by and between John Harrington and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2011 and incorporated herein by reference).

(g)	Not applicable.

(h)	Not applicable.

Item 13. Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 12, 2011

NEUTRAL TANDEM, INC.

By:	/s/ G. EDWARD EVANS

G. Edward Evans Chief Executive Officer

INDEX TO EXHIBITS

(a)(1)(A)	Offer to Purchase, dated May 12, 2011.

(a)(1)(B)	Letter of Transmittal.

(a)(1)(C)	Notice of Guaranteed Delivery.

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 12, 2011.

(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 12, 2011.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	Press release announcing the intention to conduct the Tender Offer, dated April 18, 2011 (filed as an exhibit to the Company’s Form TO-C filed with the SEC on April 19, 2011 and incorporated herein by reference).

(a)(5)(B)	Press release announcing the Company’s earnings for the three months ended March 31, 2011, dated May 10, 2011 (filed as an exhibit to the Company’s Form TO-C filed with the SEC on May 10, 2011 and incorporated herein by reference).

(a)(5)(C)	Quarterly Report on Form 10-Q for the three months ended March 31, 2011 (filed with the SEC on May 10, 2011 and incorporated herein by reference).

(a)(5)(D)	Press release announcing the commencement of the Tender Offer, dated May 12, 2011.

(b)	Not applicable.

(d)(1)	Voting Agreement, dated November 19, 2004, by and between Neutral Tandem, Inc., and DCM III, L.P., DCM III-A. L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, James P. Hynes, Ronald W. Gavillet, Christopher F. Swenson, John Barnicle, Robert M. Junkroski and Jeffrey C. Wells (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(2)	Second Amended and Restated Stockholders Agreement dated as of February 2, 2006, by and between Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II-A, L.P, Montagu Newhall Global Partners II, L.P, Montagu Newhall Global Partners II-B, L.P, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert Hawk, Edward M. Greenberg, Joseph Onstott, Elizabeth Ann Petty, Ronald W. Gavillet, Robert M. Junkroski, Joseph Tighe, John Barnicle, Doreen Kluber, C. Ann Brown, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, David Weisman, Robert C. Atkinson, Lawrence M. Ingeneri, Irrevocable Trust for Katherine Vance

Hynes, Jon Clopton, Jack W. Swenson, Eric Carlson, Christopher F. Swenson, Alexander P. & Heather B. Doll Family Trust, Dave Redmon, Dixon & Sarah Doll Jr. Family Trust, Kathleen Starr, Andrew J. Doll, Michael E. Hawk, Jeffrey C. Wells, Jonathan B. Junkroski Trust, Sharon van Alstine, Jeffrey H. Hartzell, Julia K. Junkroski Trust, Stephanie G. Hawk, Janice Hewitt, Christopher G. Hawk, David Lopez, David Tatak, R. Casey Hawk, The Dixon and Carol Doll Family Trust, Ralph Valente, Charles and Janine Junkroski, as joint tenants, Irrevocable Trust for Alanna Marie Hynes, and Richard Anderson (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(3)	First Amendment to Second Amended and Restated Stockholders Agreement dated as of October 31, 2006, by and between Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II-A, L.P, Montagu Newhall Global Partners II, L.P, Montagu Newhall Global Partners II-B, L.P, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert Hawk, Edward M. Greenberg, David Weisman, Doreen Kluber, C. Ann Brown, Louise D’Amato, Bill Capraro, Joseph Onstott, Elizabeth Ann Petty, Ronald W. Gavillet, Robert M. Junkroski, Joseph Tighe, John Barnicle, Doreen Kluber, C. Ann Brown, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, David Weisman, Robert C. Atkinson, Lawrence M. Ingeneri, Irrevocable Trust for Katherine Vance Hynes, Gavillet Grantor Annuity Trust, Swenson Grantor Annuity Trust, Jon Clopton, Jack W. Swenson, Eric Carlson, Christopher F. Swenson, Alexander P. & Heather B. Doll Family Trust, Dave Redmon, Dixon & Sarah Doll Jr. Family Trust, Kathleen Starr, Andrew J. Doll, Michael E. Hawk, Jeffrey C. Wells, Jonathan B. Junkroski Trust, Sharon van Alstine, Jeffrey H. Hartzell, Julia K. Junkroski Trust, Stephanie G. Hawk, Janice Hewitt, Christopher G. Hawk, David Lopez, David Tatak, R. Casey Hawk, The Dixon and Carol Doll Family Trust, Ralph Valente, Charles and Janine Junkroski, as joint tenants, Irrevocable Trust for Alanna Marie Hynes, Richard Anderson, Everett Mark Virdin, Jorge Pizano, Thomas Carter, John Leland and David Wojcik (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(4)	Second Amended and Restated Registration Rights Agreement, dated February 2, 2006, by and between Neutral Tandem, Inc., and DCM III, L.P., DCM III-A. L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II, L.P., Montagu Newhall Global Partners II-A, L.P., Montagu Newhall Global Partners II-B, L.P., Robert M. Junkroski, Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert C. Hawk, Edward M. Greenberg, Karen L. Linsley, Paul Oakley, Paul W. Chisholm, Joseph Tighe, John Barnicle, Ronald W. Gavillet, Lawrence M. Ingeneri; Christopher Swenson, Jeffrey C. Wells, Jeffrey Hartzell, Janice Hewitt, David Lopez, The Dixon and Carol Doll Family Trust, Irrevocable Trust for Alanna Marie Hynes, Irrevocable Trust for Katherine Vance Hynes, Alexander P. & Heather B. Doll Family Trust, Dixon & Sarah Doll Jr. Family Trust, Andrew J. Doll, Jonathan B. Junkroski Trust, Julia K. Junkroski Trust, David Tatak, Ralph Valente, Richard Anderson, Jon Clopton, Eric Carlson, Dave Redmon and Kathleen Starr (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(5)	Option Agreement, dated November 26, 2003 by and between Neutral Tandem, Inc., DCM III, L.P., DCM III-A. L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership, James P. Hynes, Robert C. Hawk, Ronald W. Gavillet, Christopher F. Swenson, John Barnicle, Robert M. Junkroski, Jeffrey C. Wells, Jeffrey H. Hartzell, Janice Hewitt, David Lopez and the Dixon and Carol Doll Family Trust (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(6)	Warrant, dated May 28, 2004 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(7)	Warrant, dated December 20, 2004 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(8)	Warrant, dated April 29, 2006 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(9)	Warrant dated December 20, 2004 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(10)	Supplement to Warrant dated January 18, 2006 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(11)	Supplement to Warrant dated January 18, 2006 issued by Neutral Tandem, Inc. to Venture Lending & Leasing IV, LLC (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(12)	Stock Purchase Agreement dated as of November 26, 2003, by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003 Limited Partnership and Robert Hawk (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(13)	Stock Purchase Agreement dated as of November 19, 2004, by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, Three Shores Partners, LLC, Mesirow Capital Partners VIII, L.P.,
James P. Hynes, Robert Hawk, Robert C. Atkinson, David Weisman, Ed Greenberg, Elizabeth Ann Petty, Doreen Kluber, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, Lawrence M. Ingeneri, Joseph Tighe, Joseph Onstott, Robert M. Junkroski, Ronald W. Gavillet and John Barnicle (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(14)	First Amendment to Stock Purchase Agreement dated as of November 19, 2004 by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., Three Shores Partners, LLC, New Enterprise Associates 10, Limited Partnership, NEA Ventures 2003, Limited Partnership and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(15)	Second Amendment to Stock Purchase Agreement dated as of June 17, 2005 by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(16)	Stock Purchase Agreement, dated as of February 2, 2006, by and among Neutral Tandem, Inc., DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P., New Enterprise Associates 10, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II, L.P., Montagu Newhall Global Partners II-A, L.P., Montagu Newhall Global Partners II-B, L.P., Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, Robert Hawk, Edward M. Greenberg, Paul W. Chisholm, Lawrence
M. Ingeneri, Joseph Tighe and John Barnicle (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(17)	Restricted Stock Agreement, dated November 8, 2004, by and between Neutral Tandem, Inc. and David Lopez (filed as an exhibit to the Company’s Registration Statement on Form S-1
(File No. 333-140127) and incorporated herein by reference).

(d)(18)	Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(19)	Amendment No. 1 to Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(20)	Amendment No. 2 to Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(21)	Amendment No. 3 to Neutral Tandem, Inc. 2003 Stock Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(22)	Amended and Restated Restricted Stock Agreement, dated November 26, 2003, by and between Neutral Tandem, Inc. and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(23)	Restricted Stock Agreement, dated October 28, 2003, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(24)	Amendment No. 1 to Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(25)	Restricted Stock Agreement, dated as of June 30, 2004, by and between Neutral Tandem, Inc. and Robert Hawk (filed as an exhibit to the Company’s Registration Statement on Form S-1
(File No. 333-140127) and incorporated herein by reference).

(d)(26)	Restricted Stock Agreement dated as of November 8, 2004, by and between Neutral Tandem, Inc. and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(27)	Amended and Restated Restricted Stock Agreement dated as of December 14, 2004, by and between James P. Hynes and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(28)	Amendment No. 1 to Amended and Restated Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and James P. Hynes (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(29)	Restricted Stock Agreement dated as of November 8, 2004 by and between Robert M. Junkroski and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(30)	Amended and Restated Restricted Stock Agreement, dated December 14, 2004, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(31)	Amendment No. 1 to Amended and Restated Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and Robert M. Junkroski (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(32)	Restricted Stock Agreement, dated November 10, 2003, by and between Neutral Tandem, Inc. and David Lopez (filed as an exhibit to the Company’s Registration Statement on Form S-1
(File No. 333-140127) and incorporated herein by reference).

(d)(33)	Amendment No. 1 to Restricted Stock Agreement, dated June 10, 2005, by and between Neutral Tandem, Inc. and David Lopez (filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-140127) and incorporated herein by reference).

(d)(34)	Neutral Tandem, Inc. Amended and Restated 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference).

(d)(35)	Form of non-director and executive officer option award agreement under the 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and incorporated herein by reference).

(d)(36)	Form of restricted stock award agreement under the 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and incorporated herein by reference).

(d)(37)	Form of director and executive officer option award agreement under the 2007 Long Term Equity Incentive Plan (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference).

(d)(38)	Joinder Agreement dated March 13, 2008 between Neutral Tandem, Inc. and Rian J. Wren (filed as an exhibit to the Company’s Form 8-K filed on March 13, 2008 and incorporated herein by reference).

(d)(39)	Joinder Agreement dated March 13, 2008 between Neutral Tandem, Inc. and Surendra Saboo (filed as an exhibit to the Company’s Form 8-K filed on March 13, 2008 and incorporated herein by reference).

(d)(40)	Employment Agreement dated September 9, 2010, by and between Paolo Susnik and Tinet S.p.A. (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).*

(d)(41)	Employment Agreement dated October 1, 2010, by and between Robert M. Junkroski and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2010 and incorporated herein by reference).

(d)(42)

Employment Agreement dated October 1, 2010, by and between David Lopez and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended

September 30, 2010 and incorporated herein by reference).

(d)(43)

Employment Agreement dated October 1, 2010, by and between Richard L. Monto and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended

September 30, 2010 and incorporated herein by reference).

(d)(44)

Employment Agreement dated October 1, 2010, by and between Surendra Saboo and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended

September 30, 2010 and incorporated herein by reference).

(d)(45)	Agreement on Effect of Retirement on Unvested Equity Awards; Transition Services dated February 16, 2011, by and between Rian Wren and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference).

(d)(46)	Employment Agreement dated April 1, 2011, by and between G. Edward Evans and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2011 and incorporated herein by reference).

(d)(47)	Employment Agreement dated April 13, 2011, by and between John Harrington and Neutral Tandem, Inc. (filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2011 and incorporated herein by reference).

(g)	Not applicable.

(h)	Not applicable.